Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

COGNIZANT REPORTS THIRD QUARTER 2019 RESULTS

Third quarter 2019 revenue of $4.25 billion, up 4.2% (5.1% in constant currency) over 2018
Declares quarterly cash dividend of $0.20 per share

TEANECK, N.J., October 30, 2019- Cognizant Technology Solutions Corporation (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its third quarter 2019 financial results.

Highlights - Third Quarter 2019

•	Quarterly revenue rose to $4.25 billion, up 4.2% (5.1% in constant currency1) from the year-ago quarter.

•	GAAP operating margin was 15.7% compared to 18.3% in the year-ago quarter.

•	Adjusted Operating Margin[1] was 17.3% compared to 18.5% in the year-ago quarter.

•	Net income was $497 million compared to $477 million in the year-ago quarter.

•	Quarterly GAAP diluted EPS was $0.90, compared to $0.82 in the year-ago quarter.

•	Quarterly Adjusted Diluted EPS[1] was $1.08, compared to $1.05 in the year-ago quarter.

"Over the past few months, we’ve sharpened Cognizant’s strategic posture and begun executing plans aimed at improving our competitive positioning," said Brian Humphries, Chief Executive Officer. "Today we are announcing a simplification of our operating model and a cost reduction program, which will allow us to fund investments in growth. Looking ahead, we see a clear path to unlock the organization’s full growth potential, win in our key digital battlegrounds, and return Cognizant to its historical position of being the bellwether of the IT services industry."

_______________
1 Constant currency revenue growth, Adjusted Operating Margin and Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") are not measurements of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information and reconciliations to the most directly comparable GAAP financial measures at the end of this release.

Third Quarter 2019 Performance by Business Segment

Financial Services (35.1% of revenues) revenue grew 1.9% year-over-year or 3.0% in constant currency. Segment revenue growth was driven by improvement in insurance, which benefited from the ramp-up of project-based work. Banking performance was consistent with the second quarter, reflecting the previously announced partnership with three Finnish financial institutions to transform and operate a shared core banking platform, partially offset by continued softness with a few of our largest banking clients.

Healthcare (27.7% of revenues) revenue decreased 1.2% year-over-year or 0.9% in constant currency. Segment revenue trends were consistent with the second quarter as results were negatively impacted by industry consolidation, movement of work to a captive at a large North American client, a contract dispute with a customer, and the completed ramp down of a project on which we were a subcontractor to a third party. Life Sciences again delivered double-digit growth, driven by continued demand within Digital Operations, continued momentum within our industry-specific platform solutions and the contribution of Zenith Technologies, which closed at the end of July.

Products and Resources (22.7% of revenues) revenue grew 11.9% year-over-year or 13.4% in constant currency, driven by broad-based growth across industries, including retail and consumer goods, travel and hospitality, and manufacturing, logistics, energy and utilities. Results reflect continued demand for services within Digital Business, including digital engineering, cloud and IoT solutions.

Communications, Media and Technology (14.5% of revenues) revenue grew 9.4% year-over-year or 10.6% in constant currency, led by growth in Technology. Communications and Media performance results again reflected the reduction of spending with a few large clients, while Technology growth was driven by revenue from recent acquisitions and demand for our digital engineering services.

Fourth Quarter & Full Year 2019 Outlook

The Company is providing the following guidance:

▪	Fourth quarter 2019 year-over-year revenue growth in the range of 2.1-3.1% in constant currency.[2]

▪	Full year 2019 year-over-year revenue growth in the range of 4.6-4.9% in constant currency.[2]

▪	Full year 2019 Adjusted Operating Margin[3] expected to be in the range of 16.5-17.0%.

▪	Full year 2019 Adjusted Diluted EPS[3] expected to be in the range of $3.95-$3.98.

__________________________
2 Based on current foreign exchange rates, we expect fourth quarter and full year 2019 revenue growth to be negatively impacted by 40 basis points and 110 basis points, respectively, translating to growth of 1.7-2.7% ($4.20-$4.24 billion) and 3.5-3.8% ($16.70-$16.74 billion), respectively.
3 A full reconciliation of Adjusted Operating Margin and Adjusted Diluted EPS guidance to the corresponding GAAP measures on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses, and the tax effects of these adjustments.

2020 Fit for Growth Plan
Over the next two years, the Company's sharpened strategy will focus on optimizing its core portfolio while investing to extend its capabilities in four areas that are critical to clients who need to accelerate their digital journeys: Data, Digital Engineering, Cloud, and IoT. To compete and win in these digital markets will require significant investment not only in these technologies but in a variety of enablers that include sales and marketing, talent reskilling, acquisitions, and partnerships. Therefore, the Company is streamlining its cost structure to partially fund these investments and execute its growth agenda.

The optimization of our cost structure is expected to be substantially complete by the end of 2020 and result in total charges of approximately $150-200 million primarily related to severance and facility exit costs. This is expected to result in an annualized gross savings run rate of approximately $500-550 million in year 2021.

"We remain on track to achieve our revised full year revenue guidance. However, to continue to invest in our growth initiatives, we must move quickly to improve our cost structure,” said Karen McLoughlin, Chief Financial Officer. “Our announcement of this multi-year realignment plan underscores our commitment to accelerate the execution of our strategy to make us fit for growth. Throughout this evolution, we intend to continue to capitalize on our strong balance sheet and attractive cash flow profile to return cash to shareholders.”

Capital Deployment Plan - Dividend

The Company has declared a quarterly cash dividend of $0.20 per share on Cognizant Class A common stock for shareholders of record at the close of business on November 19, 2019. This dividend will be payable on November 29, 2019.

Conference Call
Cognizant will host a conference call on October 30, 2019, at 5:00 p.m. (Eastern) to discuss the Company’s third quarter 2019 results. To listen to the conference call, please dial (877) 810-9510 (domestically) or (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or (201) 612-7415 (internationally) and enter 13695115 from two hours after the end of the call until 11:59 p.m. (Eastern) on November 13, 2019. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 193 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our cost structure, investment in and growth of our business, our realignment plans, the timing, cost and impact of the 2020 Fit for Growth Plan, our shift to digital solutions and services, our anticipated financial performance, our capital deployment plan and clarification, if any, by the Indian government as to the application of the Supreme Court's ruling related to the India Defined Contribution Obligation. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Income From Operations, Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP financial measures, Adjusted Operating Margin and Adjusted Income From Operations, exclude unusual items and Adjusted Diluted EPS additionally excludes net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Investor Relations Contact:	Media Contact:
Katie Royce	Rick Lacroix
Global Head of Investor Relations	VP, Corporate Communications
201-679-2739	201-470-8961
Katie.Royce@cognizant.com	Richard.Lacroix@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$4,248	$4,078	$12,499	$11,996
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,681	2,480	7,885	7,298
Selling, general and administrative expenses	771	734	2,412	2,250
Depreciation and amortization expense	127	119	375	340
Income from operations	669	745	1,827	2,108
Other income (expense), net:
Interest income	43	47	136	128
Interest expense	(7)	(6)	(20)	(19)
Foreign currency exchange gains (losses), net	(47)	(122)	(29)	(233)
Other, net	—	(2)	3	(2)
Total other income (expense), net	(11)	(83)	90	(126)
Income before provision for income taxes	658	662	1,917	1,982
Provision for income taxes	(160)	(185)	(469)	(530)
Income from equity method investments	(1)	—	(1)	1
Net income	$497	$477	$1,447	$1,453
Basic earnings per share	$0.90	$0.82	$2.57	$2.49
Diluted earnings per share	$0.90	$0.82	$2.57	$2.48
Weighted average number of common shares outstanding - Basic	551	579	563	584
Dilutive effect of shares issuable under stock-based compensation plans	—	1	—	1
Weighted average number of common shares outstanding - Diluted	551	580	563	585

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$2,343	$1,161
Short-term investments	734	3,350
Trade accounts receivable, net	3,438	3,257
Other current assets	876	909
Total current assets	7,391	8,677
Property and equipment, net	1,318	1,394
Operating lease assets, net	905	—
Goodwill	3,694	3,481
Intangible assets, net	1,192	1,150
Deferred income tax assets, net	492	442
Long-term investments	79	80
Other noncurrent assets	773	689
Total assets	$15,844	$15,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$246	$215
Deferred revenue	265	286
Short-term debt	38	9
Operating lease liabilities	195	—
Accrued expenses and other current liabilities	2,175	2,267
Total current liabilities	2,919	2,777
Deferred revenue, noncurrent	71	62
Operating lease liabilities, noncurrent	734	—
Deferred income tax liabilities, net	57	183
Long-term debt	709	736
Long-term income taxes payable	471	478
Other noncurrent liabilities	181	253
Total liabilities	5,142	4,489
Stockholders’ equity:
Preferred stock, $0.10 par value, 15.0 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 550 and 577 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	6	6
Additional paid-in capital	35	47
Retained earnings	10,820	11,485
Accumulated other comprehensive income (loss)	(159)	(114)
Total stockholders’ equity	10,702	11,424
Total liabilities and stockholders’ equity	$15,844	$15,913

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Guidance
	2019	2018	2019	2018	Full Year 2019
GAAP income from operations	$669	$745	$1,827	$2,108
Realignment charges(a)	65	11	116	12
Incremental accrual related to the India Defined Contribution Obligation(b)	—	—	117	—
Initial funding of Cognizant U.S. Foundation (c)	—	—	—	100
2020 Fit for Growth Plan restructuring charges(d)	—	—	—	—
Adjusted Income From Operations	$734	$756	$2,060	$2,220

GAAP operating margin	15.7%	18.3%	14.6%	17.6%
Realignment charges	1.6	0.2	1.0	0.1	0.9% - 1.0%
Incremental accrual related to the India Defined Contribution Obligation	—	—	0.9	—	(b)
Initial funding of Cognizant U.S. Foundation	—	—	—	0.8	—
2020 Fit for Growth Plan restructuring charges	—	—	—	—	0.4% - 0.7%
Adjusted Operating Margin	17.3%	18.5%	16.5%	18.5%	approximately 16.5% - 17.0%

GAAP diluted earnings per share	$0.90	$0.82	$2.57	$2.48
Effect of above adjustments, pre-tax	0.12	0.02	0.41	0.20	(a), (b), (d)
Non-operating foreign currency exchange (gains) losses, pre-tax(e)	0.09	0.21	0.06	0.39	(e)
Tax effect of above adjustments (f)	(0.03)	0.01	(0.11)	(0.02)	(a), (b), (d), (e)
Effect of adjustment to the one-time income tax expense related to the Tax Reform Act (g)	—	(0.01)	—	(0.01)
Adjusted Diluted Earnings Per Share	$1.08	$1.05	$2.93	$3.04	$3.95 - $3.98
Notes:

(a)
During the three months ended September 30, 2019, we incurred $65 million in realignment charges that include $33 million in employee separation costs, $18 million in employee retention costs and $14 million in third party realignment costs. During the nine months ended September 30, 2019, we incurred $116 million of realignment charges that include $60 million of employee separation costs, $22 million of costs associated with our CEO transition and the departure of our president, $18 million of employee retention costs and $16 million in third party realignment costs. The total costs related to the realignment are reported in "Selling, general and administrative expenses" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax realignment charges in the range of $0.27 to $0.30 per diluted share for the full year 2019. The tax effect of these realignment charges is expected to be in the range of $0.07 to $0.08 per diluted share for the full year 2019.

(b)
In the first quarter of 2019, a ruling of the Supreme Court of India interpreting certain statutory defined contribution obligations of employees and employers (the “India Defined Contribution Obligation”) altered historical understandings of such obligations, extending them to cover additional portions of the employee’s income. As a result, the ongoing contributions of our affected employees and the Company are required to be increased. In the first quarter of 2019, we accrued $117 million with respect to prior periods, assuming retroactive application of the Supreme Court’s ruling. There is significant uncertainty as to how the liability should be calculated as it is impacted by multiple variables, including the period of assessment, the application with respect to certain current and former employees and whether interest and penalties may be assessed. Since the ruling, a variety of trade associations and industry groups have advocated to the Indian government, highlighting the harm to the information technology sector, other industries and job growth in India that would result from a retroactive application of the ruling. We anticipate the Indian government will review the matter and believe there is a substantial question as to whether the Indian government will apply the Supreme Court’s ruling on a retroactive basis. As such, the ultimate amount of our obligation may be materially different from the amount accrued and therefore, the amount and timing of an adjustment to this accrual, if any, cannot be provided on a forward-looking basis without unreasonable efforts. The incremental accrual related to the India Defined Contribution Obligation is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(c)
In the second quarter of 2018, we provided $100 million of initial funding to Cognizant U.S. Foundation. This cost is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.

(d)
Over the next two years, we intend to implement our 2020 Fit for Growth Plan, which will involve significant investments in technology, sales and marketing, talent reskilling, acquisitions, and partnerships to further sharpen our strategic positioning in key digital areas. The 2020 Fit for Growth Plan will also involve certain measures commencing in the fourth quarter of 2019 to optimize our cost structure in order to partially fund these investments and advance our growth agenda. In the fourth quarter of 2019 and in 2020, the optimization measures that are part of the 2020 Fit for Growth Plan are expected to result in total restructuring charges in the range of $150 million to $200 million, primarily related to severance and facility exit costs. Our guidance anticipates pre-tax Fit for Growth restructuring charges in the range of $0.13 to $0.20 per diluted share for the full year 2019. The tax effect of these charges is expected to be in the range of $0.04 to $0.05 per diluted share for the full year 2019.

(e)
Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(f)	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	(in millions)		(in millions)
Non-GAAP income tax benefit (expense) related to:
Realignment charges	$17	$3	$30	$3
Incremental accrual related to the India Defined Contribution Obligation	—	—	31	—
Cognizant U.S. Foundation funding	—	—	—	28
Foreign currency exchange gains and losses	(2)	(6)	(1)	(15)
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.

(g)
In the third quarter of 2018, we finalized our calculation of the one-time net income tax expense related to the enactment of the Tax Cuts and Jobs Act ("Tax Reform Act") and recognized a $5 million income tax benefit, which reduced our provision for income taxes.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended September 30, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$1,492	35.1%	1.9%	3.0%
Healthcare	1,175	27.7%	(1.2)%	(0.9)%
Products and Resources	966	22.7%	11.9%	13.4%
Communications, Media and Technology	615	14.5%	9.4%	10.6%
Total Revenues	$4,248		4.2%	5.1%

Revenues by Geography:
North America	$3,223	75.9%	3.7%	3.7%
United Kingdom	325	7.7%	—%	4.5%
Continental Europe	430	10.1%	8.0%	12.3%
Europe - Total	755	17.8%	4.4%	8.8%
Rest of World	270	6.4%	8.9%	11.1%
Total Revenues	$4,248		4.2%	5.1%

	Nine Months Ended September 30, 2019
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$4,401	35.2%	0.2%	1.6%
Healthcare	3,474	27.8%	0.2%	0.7%
Products and Resources	2,807	22.5%	11.2%	13.2%
Communications, Media and Technology	1,817	14.5%	12.7%	14.6%
Total Revenues	$12,499		4.2%	5.5%

Revenues by Geography:
North America	$9,485	75.9%	3.7%	3.7%
United Kingdom	976	7.8%	3.4%	8.6%
Continental Europe	1,262	10.1%	9.5%	15.4%
Europe - Total	2,238	17.9%	6.7%	12.4%
Rest of World	776	6.2%	3.5%	8.2%
Total Revenues	$12,499		4.2%	5.5%

Employee Metrics:	September 30, 2019	September 30, 2018
Number of employees	289,900	274,200
Notes:

(a)	Constant currency revenue growth is not a measurement of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$497	$477	$1,447	$1,453
Adjustments for non-cash income and expenses	221	288	401	813
Changes in assets and liabilities	(1)	97	(287)	(376)
Net cash provided by operating activities	717	862	1,561	1,890
Cash flows from investing activities:
Purchases of property and equipment	(97)	(94)	(299)	(281)
Net sales (purchases) of investments	583	(171)	2,640	(317)
Payments for business combinations, net of cash acquired	(146)	(1)	(378)	(479)
Net cash provided by (used in) investing activities	340	(266)	1,963	(1,077)
Cash flows from financing activities:
Repurchases of common stock	(259)	(45)	(2,084)	(994)
Net change in borrowings and finance lease and earnout obligations	(7)	(25)	(16)	(164)
Dividends paid	(111)	(116)	(343)	(352)
Issuance of common stock under stock-based compensation plans	37	40	127	142
Net cash (used in) financing activities	(340)	(146)	(2,316)	(1,368)
Effect of exchange rate changes on cash and cash equivalents	(34)	(12)	(26)	(31)
Increase (decrease) in cash and cash equivalents	683	438	1,182	(586)
Cash and cash equivalents, beginning of period	1,660	901	1,161	1,925
Cash and cash equivalents, end of period	$2,343	$1,339	$2,343	$1,339

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	September 30, 2019	September 30, 2018
Number of shares repurchased	3.6	1.4

Remaining authorized balance	$519

Reconciliation of Free Cash Flow Non-GAAP Financial Measure
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$717	$862	$1,561	$1,890
Purchases of property and equipment	(97)	(94)	(299)	(281)
Free cash flow	$620	$768	$1,262	$1,609